Exhibit 5.1
[LETTERHEAD OF DLA PIPER LLP (US)]
2000 University Avenue, East Palo Alto, CA 94303-2248
Phone: 650-833-2000  Fax: 650-833-2001  www.dlapiper.com
February 24, 2010
OCZ Technology Group, Inc.
6373 San Ignacio Avenue
San Jose, California, 95119
Ladies and Gentlemen:
We have acted as legal counsel for OCZ Technology Group, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 5,232,873 shares of the Common Stock, $0.0025 par value, of the Company (the “Shares”) which may be issued pursuant to awards granted under the OCZ Technology Group, Inc. 2004 Equity Incentive Plan (the “Plan”).
We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.
Based on such examination, we are of the opinion that the Shares which may be issued under the Plan are duly authorized and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.
This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.
Very truly yours,
/s/ DLA PIPER LLP (US)
DLA PIPER LLP (US)